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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 14D-9
                            RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)
                            ------------------------

                       PRODIGY COMMUNICATIONS CORPORATION
                           (NAME OF SUBJECT COMPANY)

                       PRODIGY COMMUNICATIONS CORPORATION
                      (NAMES OF PERSONS FILING STATEMENT)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                CUSIP 74283 P107
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                DANIEL IANNOTTI
                       PRODIGY COMMUNICATIONS CORPORATION
                             6500 RIVER PLACE BLVD.
                                  BUILDING III
                                AUSTIN, TX 78730
                                 (512) 527-1150
     (NAME, ADDRESS, AND TELEPHONE NUMBERS OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSONS FILING STATEMENT)

                                WITH COPIES TO:

                                ROBERT S. BAIRD
                             VINSON & ELKINS L.L.P.
                              ONE AMERICAN CENTER
                              600 CONGRESS AVENUE
                                   SUITE 2700
                             AUSTIN, TX 78701-3200
                                 (512) 495-8400

                            ------------------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     This Amendment No. 3 amends and supplements the Schedule 14D-9 filed by Prodigy Communications Corporation ("Prodigy"), a Delaware corporation, with the Securities and Exchange Commission (the "SEC") on October 16, 2001, as amended and supplemented by Amendment No. 1 filed with the SEC on October 18, 2001 and Amendment No. 2 filed with the SEC on October 19, 2001.
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ITEM 4.  THE SOLICITATION OR RECOMMENDATION

     (a) Reference is made to the information set forth under Item 8(a) and (b) of Item 13 to Amendment No. 4 to Schedule TO, which is incorporated by reference.


     (b) Reference is made to the information set forth under Item 8(e) of Item 13 to Amendment No. 4 to Schedule TO, which is incorporated by reference.

ITEM 9.  EXHIBITS

    *1   Proposed Amendment No. 2 to Resale Agreement
    *2   Proposed Amendment No. 1 to Internet Sales Agency Agreement
    *3   Proposed Amendment No. 3 to Resale Agreement
    *4   October 16, 2001 Shareholder Recommendation Letter
    *5   October 16, 2001 Press Release
   **6   October 18, 2001 Press Release
   **7   Letter Agreement, dated October 17, 2001, between SBC and
         each of Telefonos de Mexico, S.A. de C.V., Carso Global
         Telecom, S.A. de C.V. and Telmex Financial Ventures, LLC.
         (incorporated by reference to Exhibit (a)(1)(xi) to
         Amendment No. 2 to Schedule TO filed by SBC and SBC Internet on October 18, 2001)
  ***8   Schedule of Officers and Directors of Prodigy
  ***9   Agreement and Plan of Merger, dated as of October 17, 2001, by and among SBC, SBC Internet and Prodigy (incorporated by reference to Exhibit (d)(i) to Amendment No. 3 to Schedule
         TO filed by SBC and SBC Internet on October 19, 2001)
  ***10  DBAB Presentation dated October 16, 2001
 ****11  DBAB Fairness Opinion
 ****12  October 19, 2001 Shareholder Recommendation Letter
  ***13  October 19, 2001 Press Release
*****14  Schedule 13E-3 (incorporated by reference to Item 13 to Amendment No.
         3 to Schedule TO filed by SBC and SBC Internet in October 19, 2001)
*****15  Schedule 13E-3 (incorporated by reference to Item 13 to Amendment No. 4 to Schedule TO filed by SBC and SBC Internet on October 26, 2001)

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    * Previously filed with the SEC on October 16, 2001 as an exhibit to
      Prodigy's Schedule 14D-9

   ** Previously filed with the SEC on October 18, 2001 as an exhibit to Prodigy's Amendment No. 1 to Schedule 14D-9

  *** Previously filed with the SEC on October 19, 2001 as an exhibit to Prodigy's Schedule 14D-9

 **** Previously filed with the SEC on October 19, 2001 as an exhibit to Prodigy's Schedule 14D-9 and included in copies of Amendment No. 2 to Schedule 14D-9 which was mailed to Prodigy's stockholders

***** Filed herewith

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          PRODIGY COMMUNICATIONS
                                          CORPORATION

                                          By:      /s/ DANIEL IANNOTTI
                                            ------------------------------------
                                          Name: Daniel Iannotti
                                          Title:  Senior Vice President, General
                                                  Counsel & Secretary

Date: October 26, 2001

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